Exhibit 10.8

Lake Shore Savings Bank

Annual Incentive Plan

Annual Incentive Plan

The Annual Incentive Plan is designed to compensate plan participants for the attainment of specified bank, department or division, and individual goals. The objective is to align the interests of our executives with the interests of the Bank and our shareholders in obtaining superior financial results.

The Plan operates on a calendar year basis (January 1st to December 31st). This same calendar year is the performance-period for determining the amount of incentive awards to be paid following year end.

PERFORMANCE CRITERIA

•

Bank Performance - For all plan participants, a portion of the annual incentive will be based on overall bank performance. The Compensation Committee will work with Management to set appropriate bank-wide goals on an annual basis and these may change from year to year. In addition, the Compensation Committee will review the combination of goals, and this annual incentive program, to ensure it does not expose the organization to material risk or risky behavior.

•

Div/ Dept/Branch Performance - For all plan participants, a portion of the annual incentive may be based on overall department, division or branch performance. Management will set appropriate goals for participants on an annual basis based on their position and function. We note that these may change from year to year based on each participant’s role at the Bank and our strategic objectives.

•

Individual Performance - At the beginning of each performance year, individual goals will be set for each participant. Each individual goal will be mutually exclusive; thus, one goal may be met and paid even though another goals is not achieved. However, individual performance goals must meet at least threshold performance levels before the bank-wide element will be paid out. For example, if the bank-wide goals are met, but the participant fails to meet threshold levels of his or her individual performance goals, no payout will be made for the bank-wide element to said participant.

PERFORMANCE STANDARDS

For each performance factor (Overall Bank, Dept, Branch, and Individual), an appropriate standard of performance must be established with three essential performance points:

•

Threshold Performance: That level of performance for each factor below which no award will be given. For net income goals, we set threshold goals at 90% of target (budget) goals for the performance year.

•

Target Performance: The level of performance for each factor at budgeted goals. The budgeted, or expected, level of performance is based upon historical data and approved budgets for expected performance during the upcoming performance period. The Compensation Committee and Board will approve bank-wide goals on an annual basis.

•

Maximum: This plan is designed to pay for maximum performance, which we have defined as exceeding targeted goals by a significant amount. For the Bank-wide net income goal, the targeted net income goal must be exceeded by 10% to pay out at maximum levels. For other goals, we generally set maximum performance at 10% above target goals where appropriate and the performance metric is a line item on our budget. Maximum levels for some performance ratios or growth goals (such as NPAs and deposit) were set by assessing the degree of stretch between target and max, and the incremental performance that the Committee believes should result in a maximum payout level.

•	Superior: The plan will pay for superior performance defined by exceeding targeted goals by 20%.

PLAN PAYOUTS

Participants must be in good standing with the Bank. If an employee is on probation or receives an unsatisfactory performance review, he or she may forfeit any award payouts that performance year.

After all performance results are available at year-end, the awards will be calculated for each Plan participant and approved by the Compensation Committee. The Compensation Committee may, at their discretion, allow participants to receive their award in cash, stock, or a combination.

The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of minimum, target, maximum and superior award opportunities. If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis. A Plan participant must be an employee at the time of the award payout in order to receive a payout. The result of the performance criteria is calculated as a percent of base salary for participants during the current Plan year. Plan payouts will be made no later than 75 days after the year end.

Lake Shore Savings Bank has the right to recover any incentive payments that were made based on material misstatements or inaccurate performance metrics.

PLAN ADMINISTRATION

Responsibilities of the Compensation Committee: The Compensation Committee has the responsibility to approve, amend, or terminate the Plan as necessary. The actions of the Compensation Committee shall be final and binding on all parties. The Compensation Committee shall also review the operating rules of the Plan on an annual basis and revise these rules if necessary. The Compensation Committee also has the sole ability to decide if an extraordinary event totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan year, and whether the figures should be adjusted to neutralize the effects of such events. After approval by the Compensation Committee, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan year.

Responsibilities of the CEO: The CEO of the Company, at the direction of the Compensation Committee, administers the program and provides liaison to the Compensation Committee, including the following specific responsibilities: recommend the participants to be included in the Plan each year (this includes determining if additional employees should be added to the Plan and if any Plan participants should be removed from participating in the Plan); provide recommendations for the award opportunity amounts at threshold, target, maximum and superior for employees other than himself; review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Compensation Committee; and, provide other appropriate recommendations that may become necessary during the life of the Plan. This could include such items as changes to Plan provisions.

Amendments and Plan Termination: The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify, or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee. The Compensation Committee may, at its sole discretion, terminate, change, or amend any of the Plan as it deems appropriate.

MISCELLANEOUS

Reorganization: If the Company shall merge into or consolidate with another company, reorganize, or sell substantially all of its assets to another company, firm, or person, such succeeding or continuing company, firm, or person shall succeed to, assume, and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company”, as used in this Plan, shall be deemed to refer to the successor or survivor company.

Tax Withholding: The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

Designated Fiduciary: The Company shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

No Guarantee of Employment: This Plan is not an employment policy or contract. It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Plan participant.